                                                                    Exhibit 21.1

                    SUBSIDIARIES OF FINANCIAL PACIFIC COMPANY

Financial Pacific Leasing, LLC, a Delaware limited liability company.

Financial Pacific Funding, LLC, a Delaware limited liability company.

Financial Pacific Funding II, LLC, a Delaware limited liability company.

Financial Pacific Funding III, LLC, a Delaware limited liability company.